Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Enters Into a Purchase and Sale Agreement

SALT LAKE CITY, UTAH, October 20, 2009, Evans & Sutherland Computer Corporation (“E&S”) (OTC: ESCC) announced today that it has entered into a Purchase and Sale Agreement (the “Sale Agreement”) with Wasatch Research Park I, LLC (“Wasatch”) pursuant to which E&S has agreed to sell to Wasatch three buildings located in Salt Lake City, Utah together with all improvements thereon for a total purchase price equal to $2,500,000.

The Sale Agreement contains customary representations and warranties of the parties and consummation of the sale transaction is conditioned upon satisfaction of specific terms and conditions and delivery of specific documents as is customary for similar transactions.  The conditions to Wasatch’s obligation to consummate the transaction include, among others, the entry by E&S and Wasatch into a sublease agreement pursuant to which E&S will lease the buildings and the ground on which they are located from Wasatch for a term of five (5) years.  The conditions to E&S’s obligation to consummate the transaction include, among others, (i) the consent by the University of Utah to E&S’ assignment of its ground lease to Wasatch, and (ii) the entry by E&S and Wasatch into a repurchase option agreement that will grant E&S the right to purchase the buildings from Wasatch during the five (5) years following closing.  The Sale Agreement provides Wasatch with a due diligence period, during to which Wasatch may, for any reason whatsoever, elect not to proceed with the transaction.

Evans & Sutherland produces professional hardware and software to create highly realistic visual images for digital theater and other applications throughout the world.  The company has recently introduced its laser projector for ultra-high resolution projection requirements in simulation, digital theaters, and other high-end projection applications.  In April 2006, E&S completed the acquisition of Spitz, Inc., adding to its digital theater capabilities.  Headquartered in Salt Lake City, Utah, E&S employs approximately 130 professionals worldwide.  Additional information is available at www.es.com.

Visit the E&S website at http://www.es.com.

Statements in this press release which are not historical, including statements regarding E&S’s or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

###

Contact:
David H. Bateman
President and CEO
Evans & Sutherland
770 Komas Drive, Salt Lake City, UT 84108
801-588-1674
dbateman@es.com